EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.              Contacts:     Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                    Financial Officer
         Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                        Vice President
         www.mafbancorp.com                           (630) 325-7300

MAF BANCORP REPORTS 20% EARNINGS INCREASE TO $.55 PER SHARE

         Clarendon Hills, Illinois, April 20, 2000 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the first quarter ended March 31, 2000 increased 20% to $.55 per diluted share, compared to $.46 per diluted share reported in last year's first quarter. The strong results for the quarter were attributable to higher net interest income, real estate development income and deposit account service charges, as well as from a lower effective tax rate and a lower number of outstanding shares resulting from ongoing stock repurchases. The quarter was also highlighted by healthy deposit growth, and the continued success of retail banking initiatives directed toward increasing the Company's deposit account base.

         Net income for the period totaled $13.1 million compared to $11.7 million in the year earlier period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.58 in the current quarter compared to $.49 in last year's first quarter. Return on average equity was 14.9% in the current quarter and the return on average assets was 1.11%.

         Net interest income, after provision for loan losses, totaled $30.2 million in the current quarter compared to $28.2 million a year ago and $29.6 million in the quarter ended December 31, 1999. The Bank's net interest margin declined to 2.71% for the current quarter compared to 2.95% for the quarter ended March 31, 1999 and compared to 2.77% for the quarter ended December 31, 1999. The yield on average interest-earning assets increased three basis points to 7.11% over the past three months while the cost of interest-bearing liabilities increased by 12 basis points to 4.76%. The six basis point decline in the net interest margin over the past three months is primarily due to higher funding costs on both deposits and borrowings. The continuing stock repurchase plan also reduced the net interest margin. Management expects that the net interest margin will continue to come under pressure over the next year due to expected higher interest rates and increased competition for deposits. A continuation of consumers' current preference for adjustable rate loans should contribute to continued earning asset growth, however, and offset negative margin pressure, resulting in growth in net interest income.

         Average interest-earning assets in the current quarter grew to $4.51 billion from $3.86 billion reported for last year's first quarter and up from $4.33 billion reported for the quarter ended December 31, 1999. Despite higher mortgage rates which slowed mortgage loan volume during the quarter, increases in loans receivable balances led to the growth in interest-earning assets. The balance sheet loan growth was generated from the high concentration of adjustable rate loan originations which the Bank generally retains in its portfolio. Loan volume totaled $302.4 million in the current quarter compared to $391.1 million for the quarter ended March 31, 1999 and $399.3 million in the quarter ended December 31, 1999.

         Non-interest income increased to $7.8 million in the current quarter, compared to $7.3 million reported in the first quarter of last year. These results were driven by increased real estate development profits and higher fee income from deposit account products, offset by reduced gains on sales of loans and investment securities. Income from real estate operations was strong in the first quarter, totaling $2.5 million, compared to $621,000 in last year's first quarter. A total of 93 residential lots were sold in the current quarter compared to 46 lots in last year's first quarter. Despite the recent increases in interest rates, new construction activity remains strong in the Company's markets. Results in the Company's Tallgrass of Naperville development continue to be excellent, accounting for most of the real estate development income in the first quarter. A total of 216 lots were under contract at the end of the quarter, including 138 lots in the Tallgrass development.

         Deposit account service fees totaled $2.6 million for the quarter ended March 31, 2000, up from the $2.2 million reported for the quarter ended March 31, 1999. Deposit account fee income is one of the Company's strongest revenue growth areas, reflecting the Company's focus on growing its transaction account base. Total checking accounts exceeded 106,000 at quarter end, increasing at an annualized rate of 13.8% over the past three months. Loan servicing fee income and brokerage commissions also showed healthy double digit percentage increases over the prior year.

         The increasing interest rate environment and decline in loan refinancing activity led to a decline in gain on sale of loans and mortgage-backed securities to $57,000 in the current quarter. This compared to $1.5 million a year ago. Loan sales in the current quarter totaled only $35.7 million compared to $139.2 million for the quarter ended March 31, 1999, as most of the current period loan production was adjustable-rate product which the Company generally does not sell. Gains on sale of investment securities also declined from last year, totaling $133,000 compared to $538,000 in last year's first quarter.

         Non-interest expense totaled $17.7 million in the current quarter, compared to $16.2 million reported for the quarter ended March 31, 1999 and $17.8 million for the quarter ended December 31, 1999. Compensation and benefits expense totaled $10.1 million in the current quarter, compared to $9.5 million a year ago. This change was primarily due to normal compensation increases and one additional branch location. Advertising expense increased over the prior year by $470,000, primarily due to the radio-based company branding campaign initiated in 1999 and heavier print advertising for deposit products. Both programs have been instrumental in expanding total deposits and new retail checking account openings.

         The ratio of total non-interest expense to average assets improved to 1.50% for the current quarter, compared to 1.59% in last year's first quarter and 1.56% three months ago. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, remained strong at 46.3%, considerably better than peer group averages.

         Income tax expense totaled $7.2 million in the current quarter, equal to an effective income tax rate of 35.5%, compared to $7.6 million and an effective tax rate of 39.5% for the quarter ended March 31, 1999. The lower effective income tax rate in the current period compared to a year ago was primarily the result of proactive tax planning involving the 1999 transfer of Bank portfolio assets to an operating subsidiary. In addition, the recognition in the current period of income tax benefits relating to the resolution of certain prior years' income tax issues resulted in a lower effective tax rate.

         Asset quality continued to be strong during the first quarter. Non-performing assets at March 31, 2000 increased by $1.4 million to $24.5 million, or .51% of total assets, compared to $23.1 million or .50% of total assets at December 31, 1999. The Company recorded a provision for loan losses of $300,000 in the current quarter, while net loan charge-offs totaled only $9,000. The Bank's allowance for loan losses was $17.6 million at March 31, 2000, equal to 108.1% of total non-performing loans, 71.8% of total non-performing assets and .44% of total loans receivable.

         Total assets increased to $4.82 billion at March 31, 2000, up $163.8 million from the $4.66 billion reported at December 31, 1999. The growth in assets during the three-month period was driven by an increase in loans receivable of $138.2 million. The balance of loans receivable at March 31, 2000 stood at $4.02 billion. Deposit growth was impressive during the current quarter as balances increased by $57.5 million in the past three months, to $2.76 billion. The April 17, 2000 completion of two branch purchases in southwest suburban Chicago will add approximately $91 million to the deposit base in the second quarter.

         Borrowed funds increased by $96.6 million to $1.62 billion at March 31, 2000, compared to $1.53 billion at December 31, 1999. Total stockholders' equity was $351.7 million at March 31, 2000, resulting in a stated book value per share of $15.00 and a tangible book value per share of $12.42. The Company repurchased 690,800 shares of its common stock during the current quarter at an average price of $18.04 per share. The Bank's tangible, core and risk-based capital percentages of 6.27%, 6.27% and 12.13%, respectively, at March 31, 2000 exceeded all regulatory requirements by a significant margin.

         MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)



                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            ------------------
                                                              2000      1999
                                                            -------   --------
                                                                (UNAUDITED)

Interest income .........................................   $80,091   $67,438
Interest expense ........................................    49,548    39,035
                                                            -------   -------
 Net interest income ....................................    30,543    28,403
Provision for loan losses ...............................       300       250
                                                            -------   -------
 Net interest income after provision for loan losses ....    30,243    28,153
Non-interest income:
 Gain on sale of:
    Loans receivable ....................................        49     1,456
    Mortgage-backed securities ..........................         8         4
    Investment securities ...............................       133       538
    Foreclosed real estate ..............................        72        12
 Income from real estate operations .....................     2,475       621
 Deposit account service charges ........................     2,570     2,205
 Loan servicing fee income ..............................       556       376
 Brokerage commissions ..................................       678       592
 Other ..................................................     1,218     1,512
                                                            -------   -------
    Total non-interest income ...........................     7,759     7,316
Non-interest expense:
 Compensation and benefits ..............................    10,145     9,466
 Office occupancy and equipment .........................     1,915     1,807
 Federal deposit insurance premiums .....................       147       404
 Data processing ........................................       716       591
 Advertising and promotion ..............................     1,002       532
 Amortization of goodwill ...............................       684       650
 Amortization of core deposit intangibles ...............       276       327
 Other ..................................................     2,801     2,403
                                                            -------   -------
    Total non-interest expense ..........................    17,686    16,180
                                                            -------   -------
    Income before income taxes ..........................    20,316    19,289
Income taxes ............................................     7,207     7,610
                                                            -------   -------
 Net income .............................................   $13,109   $11,679
                                                            =======   =======

Basic earnings per share: ...............................   $   .55   $   .47
                                                            =======   =======
Diluted earnings per share: .............................       .55       .46
                                                            =======   =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                    MARCH 31,    DECEMBER 31,
                                                                                       2000         1999
                                                                                 -------------  ------------
                                                                                  (UNAUDITED)
ASSETS
------

Cash and due from banks ......................................................   $    46,245    $    71,721
Interest-bearing deposits ....................................................        21,089         51,306
Federal funds sold ...........................................................       115,364         35,013
Investment securities, at cost (fair value of $12,385 and $12,321) ...........        12,059         11,999
Investment securities available for sale, at fair value ......................       190,056        194,105
Stock in Federal Home Loan Bank of Chicago, at cost ..........................        78,275         75,025
Mortgage-backed securities, at amortized cost
  (fair value of $90,332  and $92,095) .......................................        94,144         94,251
Mortgage-backed securities available for sale, at fair value .................        37,887         39,703
Loans receivable held for sale ...............................................        37,899         12,601
Loans receivable, net of allowance for losses of $17,567 and $17,276 .........     3,984,857      3,871,968
Accrued interest receivable ..................................................        25,145         23,740
Foreclosed real estate .......................................................         8,221          7,415
Real estate held for development or sale .....................................        14,815         15,889
Premises and equipment, net ..................................................        42,516         42,489
Other assets .................................................................        53,048         49,640
Intangible assets, net of accumulated amortization of $11,515 and $10,555 ....        60,270         61,200
                                                                                 -----------    -----------
                                                                                 $ 4,821,890    $ 4,658,065

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
 Deposits ....................................................................     2,756,789      2,699,242
 Borrowed funds ..............................................................     1,622,925      1,526,363
 Advances by borrowers for taxes and insurance ...............................        40,589         34,767
 Accrued expenses and other liabilities ......................................        49,936         44,772
                                                                                 -----------    -----------
    Total liabilities ........................................................     4,470,239      4,305,144
                                                                                 -----------    -----------
Stockholders' equity:
 Preferred stock, $.01 par value, authorized 5,000,000 shares; none
    outstanding ..............................................................            --             --
 Common stock, $.01 par value;
    80,000,000 shares authorized; 25,420,650 shares issued; 23,449,287
       and 23,911,508 shares outstanding .....................................           254            254
Additional paid-in capital ...................................................       197,320        194,874
Retained earnings, substantially restricted ..................................       202,140        198,156
Stock in Gain Deferral Plan; 223,453 shares ..................................           511            511
Accumulated other comprehensive loss .........................................        (4,022)        (3,675)
Treasury stock, at cost; 2,194,816 and 1,732,595 shares ......................       (44,552)       (37,199)
                                                                                 -----------    -----------
    Total stockholders' equity ...............................................       351,651        352,921


Commitments and contingencies ................................................   $ 4,821,890    $ 4,658,065
                                                                                 ===========    ===========


                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                MARCH 31,     DECEMBER 31,    MARCH 31,
                                                                  2000           1999           1999
                                                              ------------   ------------   ------------

Book value per share ......................................   $     15.00    $     14.76    $     13.76
Tangible book value per share .............................         12.42          12.20          11.22
Stockholders' equity to total assets ......................          7.29%          7.58%          8.07%
Tangible capital ratio (Bank only) ........................          6.27%          6.32%          6.64%
Core capital ratio (Bank only) ............................          6.27%          6.32%          6.64%
Risk-based capital ratio (Bank only) ......................         12.13%         12.32%         12.96%
Common shares outstanding:
 Actual ...................................................    23,449,287     23,911,508     24,129,988
 Basic (weighted average) .................................    23,780,241     24,043,647     24,636,116
 Diluted (weighted average) ...............................    23,953,996     24,593,038     25,421,860

Non-performing loans ......................................   $    16,254    $    15,645    $    14,566
Non-performing assets .....................................        24,475         23,061         23,669
Allowance for loan losses .................................        17,567         17,276         16,794
Non-performing loans to total loans .......................           .41%           .40%           .43%
Non-performing assets to total assets .....................           .51%           .50%           .58%
Allowance for loan losses to total loans ..................           .44%           .44%           .50%
Mortgage loans serviced for others ........................   $ 1,231,644    $ 1,226,874    $ 1,124,392
Investment in Bank real estate subsidiaries ...............         8,054          7,930         12,802



                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                             -------------------------
                                                                                2000           1999
                                                                             -----------   -----------

Average balance data:
 Total assets .............................................................  $4,731,076    $4,082,286
 Loans receivable .........................................................   3,950,441     3,362,180
 Interest-earning assets ..................................................   4,507,699     3,861,280
 Deposits .................................................................   2,583,165     2,533,651
 Interest-bearing liabilities .............................................   4,173,897     3,552,040
 Stockholders' equity .....................................................     352,317       339,608
Performance ratios (annualized):
 Return on average assets .................................................        1.11%         1.14%
 Return on average equity .................................................       14.88         13.76
 Average yield on interest-earning assets .................................        7.11          7.00
 Average cost of interest-bearing liabilities .............................        4.76          4.46
 Interest rate spread .....................................................        2.35          2.54
 Net interest margin ......................................................        2.71          2.95
 Average interest-earning assets to average interest-bearing liabilities ..      108.00        108.71
 Non-interest expense to average assets ...................................        1.50          1.59
 Non-interest expense to average assets and loans serviced for others .....        1.19          1.25
 Efficiency ratio .........................................................       46.34         45.99
Loan originations and purchases ...........................................  $  302,442    $  391,110
Loans and mortgage-backed securities sold .................................      35,712       139,197
Cash dividends declared per share .........................................         .09           .07
